Exhibit 99.1

Supernus Announces Fourth Quarter and Full Year 2023 Financial Results

•Fourth quarter 2023 net sales of Qelbree® increased 97% to $46.4 million compared to fourth quarter 2022; Full year 2023 net sales of Qelbree increased 129% to $140.2 million compared to full year 2022.
•Fourth quarter 2023 net sales of GOCOVRI® increased 10% to $32.0 million compared to fourth quarter 2022; Full year 2023 net sales of GOCOVRI increased 15% to $119.6 million compared to full year 2022.
•Full year 2023 total revenues (GAAP) were $607.5 million; Full year 2023 total revenues excluding Trokendi XR® net product sales (non-GAAP)(1) increased 26% compared to full year 2022.
•Full year 2023 operating loss (GAAP) was $(5.3) million; Full year 2023 operating earnings (non-GAAP)(2), were $125.1 million.
•Full year 2024 total revenue (GAAP) guidance of $580 million to $620 million and operating earnings (non-GAAP)(3) guidance of $80 million to $110 million.
ROCKVILLE, MD, February 27, 2024 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the fourth quarter and full year of 2023 and associated Company developments.
“Our performance in 2023 underscores our strong execution, with combined full year 2023 net sales of $259.8 million for our growth products, Qelbree and GOCOVRI, which far exceeded the decline in net sales of Trokendi XR. Furthermore, that represents 57% growth compared to full year 2022" said Jack Khattar, President and CEO of Supernus. "Qelbree delivered robust growth of 91% in prescriptions and benefited from a much improved gross-to-net adjustment resulting in 129%, growth in net sales."
Mr. Khattar added, "In 2024, we look forward to continued growth across our key growth products and the launch of SPN-830 in the second half of 2024 as we complete the transition from our legacy products to our growth products. In addition, in 2024 we anticipate several exciting clinical milestones as we progress our pipeline of novel product candidates."
Qelbree Update
•Total IQVIA prescriptions were 617,192 for full year 2023, an increase of 91% compared to full year 2022.
•The Company initiated a Phase IV open-label study to assess the efficacy of Qelbree over the course of 14 weeks of treatment in approximately 500 adults with attention deficit hyperactivity disorder (ADHD) and mood symptoms. The primary outcome measure is change from baseline in the Adult ADHD Investigator Symptom Rating Scale (AISRS).
Product Pipeline Update
SPN-830 (apomorphine infusion device) for treatment of Parkinson's disease (PD)
(1) Total revenues excluding Trokendi XR net product sales is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP). A reconciliation of this measure to Total revenues (GAAP) is included under the heading "Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR net product sales."
(2) Operating earnings (non-GAAP) is a non-GAAP measure and is calculated as Operating earnings (loss) (GAAP) plus amortization of intangible assets, share-based compensation, contingent consideration expense (gain), intangible asset impairment charges, and depreciation. A reconciliation of this measure to Operating earnings (loss) (GAAP) is included under the heading "Reconciliation of GAAP Operating earnings (loss) to Non-GAAP Operating earnings."
(3) A reconciliation of the operating earnings (non-GAAP) guidance is included under the heading "Full Year 2024 Financial Guidance - GAAP to Non-GAAP Adjustments."

•As previously disclosed, the U.S. Food and Drug Administration (FDA) accepted the resubmission of the New Drug Application for SPN-830 for continuous treatment of motor fluctuations ("off" episodes) in PD and set a user fee goal date (PDUFA date) of April 5, 2024.
•Assuming FDA approval, the Company expects to launch SPN-830 in the second half of 2024.
SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression
•The Phase IIb multi-center randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression is ongoing. The study is examining efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 268 patients in up to 50 clinical sites. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score. Approximately 118 patients have been enrolled in the trial, to date. Topline data from the Phase IIb trial is expected in the first half of 2025.
•The Company has initiated a Phase II open-label study in approximately 40 subjects with major depressive disorder (MDD). The primary objective of the study is to assess efficacy in MDD, as well as onset of efficacy.
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•An open-label Phase IIa clinical study of SPN-817 for treatment-resistant seizures is ongoing. The study is examining the safety and tolerability of SPN-817 as adjunctive therapy in adult patients with treatment-resistant seizures, as well as assessing efficacy. The Company expects to report interim results from approximately one-half of the targeted randomized patients in May 2024, and topline results for the full study in the second half of 2024.
•The Company now expects to initiate a Phase IIb randomized, double-blind, placebo-controlled study in approximately 436 patients with treatment-resistant focal seizures in the second half of 2024. The primary endpoint is change from baseline in focal seizure frequency per 28 days. Topline results from the Phase IIb study are expected in 2026.
SPN-443 – Novel stimulant for ADHD/CNS
•The Company plans to initiate a Phase I single dose study in healthy adults in 2024 following submission of an Investigational New Drug application. The primary objective of the study is to assess safety and tolerability.
Financial Highlights
Total revenues (GAAP and non-GAAP)
For the three months ended December 31, 2023, total revenues and total net product sales (GAAP) were $164.3 million and $156.0 million, respectively, compared to total revenues and total net product sales of $167.3 million and $163.8 million for the same periods in 2022. For the full year ended December 31, 2023, total revenues and total net product sales were $607.5 million and $573.9 million, respectively, compared to total revenues and total net product sales of $667.2 million and $649.4 million for the same periods in 2022. The decrease in net product sales in both periods was primarily due to the decline in net product sales of Trokendi XR. This decline in net product sales of Trokendi XR was partially offset by primarily an increase in net product sales of Qelbree and GOCOVRI for the three months ended December 31, 2023, and an increase in net product sales of Qelbree and GOCOVRI for the full year ended December 31, 2023.
Total revenues excluding Trokendi XR net product sales (non-GAAP) for the three months and full year ended December 31, 2023, increased 31% and 26%, respectively, compared to the same periods in 2022.
The following table provides information regarding total revenues during the three months and full year ended December 31, 2023 and 2022 (dollars in millions):

	Three Months Ended December 31,			Full Year Ended December 31,
	2023	2022	Change %	2023	2022	Change %
Total net product sales	$156.0	$163.8	(5)%	$573.9	$649.4	(12)%
Royalty and licensing revenues (1)	8.3	3.5	134%	33.6	17.8	89%
Total revenues (GAAP)	$164.3	$167.3	(2)%	$607.5	$667.2	(9)%
Total revenues excluding Trokendi XR net product sales (non-GAAP)	$144.7	$110.1	31%	$513.2	$406.0	26%
___________________________________________
(1) Royalty and licensing revenues include royalties on generic Trokendi XR, other licensed products and intellectual property.
The following table provides information regarding total net product sales during the three months and full year ended December 31, 2023 and 2022 (dollars in millions):

	Three Months Ended December 31,			Full Year Ended December 31,
	2023	2022	Change %	2023	2022	Change %
Net product sales
Qelbree	$46.4	$23.6	97%	$140.2	$61.3	129%
GOCOVRI	32.0	29.2	10%	119.6	104.4	15%
Oxtellar XR®	31.0	27.4	13%	113.4	115.4	(2)%
Trokendi XR	19.6	57.2	(66)%	94.3	261.2	(64)%
APOKYN®	18.7	18.1	3%	75.1	75.3	—%
Other(1)	8.3	8.3	—%	31.3	31.8	(2)%
Total net product sales	$156.0	$163.8	(5)%	$573.9	$649.4	(12)%
___________________________________________
(1) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
Operating earnings (loss) (GAAP and non-GAAP)
For the three months ended December 31, 2023, operating loss (GAAP) was $(1.0) million, compared to operating earnings (GAAP) of $34.3 million for the same period in 2022. For the full year ended December 31, 2023, operating loss (GAAP) was $(5.3) million, compared to operating earnings (GAAP) of $46.1 million for the full year 2022. The decrease in operating earnings (GAAP) in the fourth quarter of 2023 compared to the same period in 2022 was primarily due to the $20.2 million intangible asset impairment charges, mainly related to XADAGO, as well as higher research and development expenses and selling and marketing expenses. The decrease in operating earnings (GAAP) for the full year ended December 31, 2023 compared to same period in 2022 was primarily due to a decrease in net product sales of Trokendi XR, the aforementioned impairment charges partially offset by the growth in net product sales of Qelbree and GOCOVRI and a decrease in selling, general and administrative expenses in 2023.
For the three months ended December 31, 2023, operating earnings (non-GAAP) were $47.1 million, compared to $57.6 million for the same period in 2022. For the full year ended December 31, 2023, operating earnings (non-GAAP) were $125.1 million, compared to $148.8 million for the full year 2022.

Reconciliation of GAAP Operating earnings (loss) to Non-GAAP Operating earnings
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended December 31,		Full Year Ended December 31,
	2023	2022	2023	2022
Operating earnings (loss) - As Reported (GAAP)	$(1.0)	$34.3	$(5.3)	$46.1
Adjustments:
Amortization of intangible assets	21.1	20.7	82.4	82.6
Share-based compensation	6.4	4.3	26.8	17.6
Contingent consideration gain	(0.2)	(2.4)	(1.5)	(0.5)
Intangible asset impairment charges	20.2	—	20.2	—
Depreciation	0.6	0.7	2.5	3.0
Operating earnings - As Adjusted (non-GAAP)	$47.1	$57.6	$125.1	$148.8
Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, impairment charges and depreciation.
Net earnings (GAAP)
For the three months ended December 31, 2023, net earnings (GAAP) and diluted earnings per share (GAAP) were $1.2 million and $0.02, respectively, as compared to $25.5 million and $0.43, respectively in the same period in 2022.
For the full year ended December 31, 2023, net earnings (GAAP) and diluted earnings per share (GAAP) were $1.3 million and $0.02, respectively, as compared to $60.7 million and $1.04, respectively in the same period in 2022.
Balance sheet
At December 31, 2023, the Company’s cash, cash equivalents, current and long-term marketable securities were approximately $271.5 million, compared to $555.2 million as of December 31, 2022. This decrease was primarily due to repayment of the Company's $402.5 million 0.625% Convertible Senior Notes due 2023, partially offset by cash generated from operations.
Full Year 2024 Financial Guidance (GAAP)

Amount
Total revenues (includes approximately $125 - $135 million of Trokendi XR and Oxtellar XR (1)(2))	$580 - $620
Combined R&D and SG&A expenses	$430 - $460
Operating loss (3)	$(30) - $(0)
___________________________________________
(1) Includes net product sales and royalty and licensing revenue.
(2) Reflects generic erosion of Trokendi XR and Oxtellar XR beginning in September 2024.
(3) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2024 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating loss on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount
Operating earnings (loss) - GAAP	$(30) - $0
Adjustments:
Amortization of intangible assets	$80 - $81
Share-based compensation	$27 - $29
Contingent consideration	$1 - $2
Depreciation	$2 - $3
Operating earnings - non-GAAP	$80 - $110
Non-GAAP Financial Information
This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP operating earnings, we also present total revenues excluding net product sales of products without exclusivity due to generic entrants, which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of our products without exclusivity due to generic entrants, which as of the date of this press release, is equal to net product sales of Trokendi XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company’s revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.
There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2024 financial guidance is also being provided on both a GAAP and a non-GAAP basis.
Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding net product sales of Trokendi XR
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding net product sales of Trokendi XR, a non-GAAP measure, is as follows (unaudited, dollars in millions):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	Change %	2023	2022	Change %
Total revenues (GAAP) (1)	$164.3	$167.3	(2)%	$607.5	$667.2	(9)%
Less: Trokendi XR net product sales	19.6	57.2	(66)%	94.3	261.2	(64)%
Total revenues excluding Trokendi XR net product sales (Non-GAAP)	$144.7	$110.1	31%	$513.2	$406.0	26%
___________________________________________
(1) Includes net product sales and royalty and licensing revenues.

Conference Call Details
Supernus will host a conference call and webcast today, February 27, 2024, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson's disease (PD), cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$75,054	$93,120
Marketable securities	179,820	368,214
Accounts receivable, net	144,155	165,497
Inventories, net	77,408	91,541
Prepaid expenses and other current assets	16,676	15,779
Total current assets	493,113	734,151
Long term marketable securities	16,617	93,896
Property and equipment, net	13,530	15,173
Intangible assets, net	599,889	702,463
Goodwill	117,019	117,019
Other assets	37,505	39,806
Total assets	$1,277,673	$1,702,508

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$79,569	$96,342
Accrued product returns and rebates	154,274	151,665
Contingent consideration, current portion	52,070	21,120
Convertible notes, net	—	401,968
Other current liabilities	4,283	16,863
Total current liabilities	290,196	687,958
Contingent consideration, long term	1,380	33,847
Operating lease liabilities, long term	33,196	35,998
Deferred income tax liabilities, net	24,963	49,809
Other liabilities	6,422	8,692
Total liabilities	356,157	816,304

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 54,723,356 and 54,253,796 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	55	54
Additional paid-in capital	439,493	408,115
Accumulated other comprehensive (loss) earnings, net of tax	(593)	(3,210)
Retained earnings	482,561	481,245
Total stockholders’ equity	921,516	886,204

Total liabilities and stockholders’ equity	$1,277,673	$1,702,508

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues
Net product sales	$156,018	$163,785	$573,933	$649,432
Royalty and licensing revenues	8,296	3,543	33,588	17,806
Total revenues	164,314	167,328	607,521	667,238

Costs and expenses
Cost of goods sold (a)	19,627	22,954	83,779	87,221
Research and development	23,347	17,774	91,593	74,552
Selling, general and administrative	81,282	73,972	336,361	377,221
Amortization of intangible assets	21,069	20,698	82,385	82,630
Intangible asset impairment charges	20,189	—	20,189	—
Contingent consideration gain	(204)	(2,404)	(1,517)	(510)
Total costs and expenses	165,310	132,994	612,790	621,114

Operating earnings (loss)	(996)	34,334	(5,269)	46,124

Other income (expense)
Interest and other income, net	1,986	2,400	10,453	21,689
Interest expense	—	(1,594)	(2,415)	(7,070)
Total other income (expense)	1,986	806	8,038	14,619

Earnings before income taxes	990	35,140	2,769	60,743

Income tax (benefit) expense	(185)	9,659	1,453	32
Net earnings	$1,175	$25,481	$1,316	$60,711

Earnings per share
Basic	$0.02	$0.47	$0.02	$1.13
Diluted	$0.02	$0.43	$0.02	$1.04

Weighted-average shares outstanding
Basic	54,647,835	54,104,908	54,536,281	53,665,143
Diluted	55,301,319	62,087,687	55,506,828	61,679,800

(a) Excludes amortization of intangible assets.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
(443) 213-0505
peter.vozzo@westwicke.com